Code of Ethics

Code of Ethics

Revision Date	This version of the Code of Ethics is effective as of June 30, 2008

Entities	The following Entities have adopted this Code of Ethics (“Code”):
Adopting the
Code of Ethics	Principal Funds, Inc. (“PIF”)
Principal Variable Contracts Funds, Inc. (“PVC”)
Principal Management Corporation (“PMC”)
Principal Financial Advisors, Inc. (“PFA”)
Princor Financial Services Corporation (“PFSC”)
Principal Funds Distributor (“PFD”)

The entities are collectively known as the “Fund Entities."

Purpose of the	The Code is designed to ensure that Access Persons conduct their personal
Code	trading activities in a manner that does not take advantage of their access to non-public securities holdings information and trade activities of the Principal
Funds.

Financial	The Code is administered by PMC’s Compliance Staff through a web-based,
Tracking	on-line system called Financial Tracking (“FT”). The FT system includes a
System	database of all identified Access Persons and their disclosed financial accounts. It is used by Access Persons to certify to the Code, obtain pre-
clearance of trades, report the execution of trades and holdings to the
Designated Compliance Officer, and complete gift reporting. The FT system may be accessed on line.

Access Persons Subject to the Code of Ethics

Who is Subject The following individuals are subject to the Code as “Access Persons”:
to the Code?
1)	Officers and Directors of PMC, PFA and the Funds[1] ;
2)	Officers and Directors of PFSC, PFD[2] and any company controlling PMC, who obtain information regarding the purchases and sales of fund securities in their regular functions or duties or whose functions relate to the recommendations of such purchases and sales;
3)	Employees, temporary employees and contract employees of PMC and the Funds who:
	a)	Have access to non-public information regarding the Funds’ purchases and sales of securities or portfolio holdings, or
	b)	Who are involved in making, or have access to, recommendations made to a Fund.
4)	Employees, temporary employees and contract employees of PFA who:
	a)	Have access to non-public information regarding a customer’s purchase or sale activity, or
	b)	Are involved in making, or have access to, recommendations made to a customer.

[1] Under 17j-1, an Access Person who is an Independent Director and who would be required to make a report solely by reason of being a Fund director, need not make an initial holdings or an annual holdings report. In addition, an
Independent Director need not provide a quarterly transaction report unless the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the Independent Director's transaction in a Security, the Fund purchased or sold the Security, or the Fund's Manager considered purchasing or selling the Security.
2 No officers or directors of PFSC or PFD meet the 17j-1 definition of Access Person solely because of their positions as officer or director of PFSC or PFD.

Certificate of Compliance

Viewing the	The Code of Ethics may be viewed on-line on the FT system.
Code of Ethics
on Financial
Tracking

Certificate of	At least annually (following the fourth quarter) and more often as
Compliance	amendments may be made, you are required to complete a Certificate of
Compliance, certifying that you have read and understand the Code of
Ethics, and agree to comply with its requirements.

Disclosing Accounts

Types of	Access Persons do not need prior approval to open financial accounts, but
Financial	must disclose them. The accounts which must be disclosed include those held
Accounts	at broker-dealers, transfer agencies, investment advisory firms and other types of financial services firm.

Accounts in	Financial accounts which must be disclosed include those in which you have
which APs have	beneficial ownership. Accounts in which you have beneficial ownership
Beneficial	are those in which you have any direct or indirect financial interest,
Ownership	including:

· Accounts held individually in your own name or jointly with others;
· Accounts held by members of your family sharing the same household;
· Your proportionate interest in portfolio securities held in partnership (e.g., an investment club);
· Accounts holding derivative securities that can be converted through exercise or conversion (e.g., options and warrants);
· Situations where securities are held in certificate form (e.g., stock certificates and coupon bonds held in files, safes and safe deposit boxes);
and
· Accounts held at Investment Advisory firms, even such accounts for which the adviser has complete discretion.

Exempted	Accounts exempt the reporting requirements include:
Accounts
· Accounts that hold ONLY exempt securities (described later) AND that
CANNOT be used to trade non-exempt securities;
· Principal employee 401(k) plan accounts and Excess Plan accounts;
· Principal employee ESPP accounts; and
· Principal stock option accounts.

Continued on next page

Disclosing Accounts, Continued

Duplicate	In order to satisfy SEC recordkeeping requirements, following disclosure of
Confirmation	all accounts, you are responsible for notifying the company where the account
and Statements	is held to send duplicate trade confirmations and statements to the following address:

Principal Mutual Funds
Principal Management Corporation
Attn: Compliance Department
711 High Street
Des Moines, IA 50392-0090

If duplicate confirms or statements cannot be provided by the firm for any reason, you should contact the Designated Compliance Officer to make other arrangements for ensuring duplicates are provided to the Compliance area.

Disclosing Security Holdings

Definition of	When used in our Code, “Security” has the same meaning as that set forth in
Securities	Section 2(a)(36) of the Investment Company Act of 1940 which states:

“…any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

Securities that are included in the definition for purposes of the Code include
Principal mutual funds, including those used as investment options in
Principal Life variable annuity and variable life contracts. The definition includes mutual funds managed by affiliated companies, including those used as funding options in non-proprietary variable annuity and variable life insurance contracts. A list of these funds can be found in Appendix A.

Exempt	The Code exempts direct obligations of the Government of the United States,
Securities	bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of any money market mutual funds from the definition of security.

It also exempts any of the following that are NOT managed by PMC or an affiliate: shares of open-end investment companies (i.e., mutual funds), open-
end exchange traded funds (ETFs), funds used in 529 plans, and shares issued by unit investment trusts (e.g., variable annuity and variable life contracts)
that are invested exclusively in one or more open-end mutual funds that are not managed by PMC or an affiliate. Finally, the Code also exempts
Principal Financial Group stock.

Continued on next page

Disclosing Security Holdings, Continued

Initial Holdings	Upon being identified as an Access Person, you are required to complete an
Report (IHR)	Initial Holdings Report (IHR). The IHR is first used to disclose accounts and then to add holdings within the accounts.

The IHR must be submitted within 10 business days of the date you are identified as an Access Person. The information in the IHR you provide must be current within 45 days prior to becoming an Access Person.

Copies of supporting documentation must be forwarded to the designated compliance officer following submission of the IHR.

Annual	Annually (January), you are required to complete an Annual Holdings
Holdings	Report (AHR). The AHR is used to disclose holdings within your disclosed
Report (AHR)	accounts as of the end of each calendar year (information must be current to within 45 days of the report date.

The AHR must be submitted within 30 days of the end of the fourth quarter.

Pre-Clearing Transactions

Pre-Clearance	Before trading any security, as defined in the “Disclosing Securities” section,
Requirements	you must make a Trade Request unless the transaction is exempt from pre-
clearance, as discussed below, and be approved to complete the trade.

Pre-Clearance	Not all securities transactions need to be pre-cleared, even if they meet the
Exemptions	definition of security as defined in the “Disclosing Securities Holdings”
section. The following types of transactions do not need to be pre-cleared:
· Sales made pursuant to a general public tender offer;
· The acceptance of stock dividends distributed from securities already owned;
· The reinvestment of cash dividends distributed from securities already owned under a Dividend Reinvestment Program (DRP);
· Securities purchased pursuant to an Automatic Investment Plan;
· Securities sold pursuant to an Automatic Redemption Plan;
· Purchases effected upon the exercise of rights issued by a security’s issuer pro rata to all holders of a class of securities, to the extent that such rights are acquired directly from the issuer, and sales of such rights;
· Purchases or sales of securities in response to the exercise of an option that you have written;
· Exercising rights to exchange or convert securities, but only when those rights have been acquired in accordance with the Code;
· Purchases or sales effected in any account over which you have no direct or indirect influence or control;
· Purchases or sales which are non-volitional on your part, such as stock splits, margin calls, or close-out sales;
· Gifts of securities given and received;
· Transactions in fixed-income securities and securities issued by mutual funds, variable annuity and variable life contracts or transactions in PFG stock.

Restricted and	A request that relates to a transaction in a security that is identified as any of
Prohibited	the following will not be approved:
Trades
· An Initial Public Offering (IPO);
· A Limited Offering (LO); or
· On the Restricted List

Each of these is discussed below.

Continued on next page

Pre-Clearing Transactions, Continued

Initial Public	An Initial Public Offering (IPO) is the first sale of stock by a company to
Offerings (IPO)	the public. A Limited Offering (LO) is an offering that is exempt from
and Limited	registration. You are not permitted to trade in either type of security as the
Offerings (LO)	Funds get priority, maximum access to such securities.

Written requests for approval to engage in an IPO or LO transaction may be provided to the President of Principal Management Corporation for
consideration. Requests must clearly describe any special circumstances that might permit such approval. Under no circumstances will approval be granted for an IPO to any Access Person who is also a Registered
Representative of PFSC and/or PFD.

Restricted List	Securities held on the restricted list include all securities held by the Funds as well as those securities pending settlement.

Securities are removed from the restricted list when their positions are entirely liquidated from the funds.

Securities held in or pending settlement in an Index Fund will not be placed on the restricted list unless the same security is held in or waiting settlement in one or more of the other Funds.

Limited Pre-	The Code allows a limited pre-clearance for trades in securities held on the
Clearance for	Restricted List. To obtain approval under the Limited Pre-Clearance rule, the
Securities on	trade must involve no more than the greater of 500 shares or 1% of the
Restricted List	average daily trading volume for the security during the 90 days preceding the date of the pre-clearance request. Transactions meeting the de minimus must be pre-cleared.

Limited Pre-	Requests to sell more shares than the limited pre-clearance amount may be
Clearance	granted at the discretion of the Designated Compliance Officer, the Funds’
Exemptions on	Chief Compliance Officer or Principal Management Chief Compliance
Sales	Officer. Requests should be made in writing with an explanation of why the sale is necessary and appropriate.

Continued on next page

Pre-Clearing Transactions, Continued

Trade Requests	To request pre-clearance on a trade, you must file a Trade Request. Please note that to request a transaction in an option, derivative or other instrument, agreement or contract that derives its value from the performance of other securities, you should use the information (ticker and/or CUSIP) of the underlying security when making your pre-clearance request.

To submit the request, you will need the following information:
· Security name and type;
· Ticker symbol or CUSIP number;
· Number of shares or principal amount of the trade;
· Expected total transaction amount;
· Whether it is a buy or sell transaction;
· Whether it is a market or limit order;
· The duration (Five business days for most trades; 60 calendar days for limit orders).

The FT system will promptly notify you if the request is denied or approved.
If denied, you may not complete the trade. If approved, you can proceed with the trade.

Pre-clearance approvals are valid for five business days and you should keep copies of the approvals you receive. If the approval is for a Stop-Loss Order, it is valid for 60 calendar days. After these periods have elapsed, you must re-apply for pre-clearance if you still wish to complete the trade.

Inside	Under no circumstances may you use material, non-public information in
Information	connection with a securities transaction. Such purchases are considered a violation of the Code, even if pre-clearance is requested and received.

The entities to which this Code applies have adopted an Insider Trading
Policy which is included herein by reference. The Policy may be found at
http://inside.principal.com/gfr/brc/busprac/insidertradingstatement.shtm.

Quarterly Transaction Reporting

The Quarterly	Following the end of each calendar quarter, you will be notified by email to
Transaction	submit and confirm your Quarterly Transaction Report (QTR) on the FT
Report (QTR)	system.

The QTR report is due within 30 calendar days of the end of the quarter.

Information on	The QTR must include all personal securities transactions (including many
the QTR	transactions that are not subject to pre-clearance rules) occurring during the previous quarter. Transactions in any security (as defined in the “Disclosing
Securities” section) must be disclosed unless the security or transaction is specifically exempted.

Transactions	The following transactions do not need to be reported on the QTR, even if
Exempt from	they involve reportable securities:
Quarterly
Reporting	· Transactions completed under an Automatic Investment Plan;
· Transaction completed under an Automatic Redemption Plan;
· Transactions in securities issued by PFG or an affiliate (e.g., PFG stock);
· Non-volitional transactions (e.g., stock splits and dividend reinvestments).

Annual Holdings Report

Annual	At the end of each calendar year, you must provide an Annual Holdings
Holdings	Report (AHR) that includes all non-exempt securities that you currently own
Report (AHR)	(directly or beneficially). The information must be current to within 45 days of the reporting date. You will be notified by email to submit the AHR on the
FT System. The AHR report is due within 30 calendar days of the end of the year.

Information on	The AHR should list of all non-exempt securities holdings in which you have
the AHR	beneficial ownership within 45 days of reporting. You will need security name, ticker or cusip, and number of shares or bonds.

Disclosable	All securities, as set forth in Section 2(a)(36) of the Investment Company Act
Securities	of 1940 are disclosable unless specifically exempted below. For clarification, please note that disclosable securities include Principal Mutual Funds, including those held in variable annuity and variable life products issued by
Principal Life Insurance Company and other insurers. It also includes mutual funds managed by affiliated companies, including those held as investment options within variable annuity and variable life products issued by Principal or other insurers. For more detail, please see the section on Disclosable
Securities in the Disclosing Security Holdings section of this Code.

Holdings	The Code exempts from disclosure direct obligations of the Government of
Exempt from	the United States, bankers’ acceptances, bank certificates of deposit,
Reporting	commercial paper, high quality short-term debt instruments including repurchase agreements and shares of any money market mutual funds from the definition of security.

It also exempts any of the following that are NOT managed by PMC or an affiliate: shares of open-end investment companies (i.e., mutual funds), open-
end exchange traded funds (ETFs), funds used in 529 plans, and shares issued by unit investment trusts (e.g., variable annuity and variable life contracts)
that are invested exclusively in one or more open-end mutual funds that are not managed by PMC or an affiliate. Finally, the Code also exempts
Principal Financial Group stock.

Gift Reporting

Gift Reporting	You are prohibited from receiving any gift or other thing having a value of
Requirements	more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of any entity to which the Code applies. Gifts do not include occasional dinners, sporting event tickets or other entertainment that you attend with your host.

All gifts valued at $50 or more must be reported. You will need the following information to report gifts:
· Description of gift
· Type of gift (gift, entertainment, business meal, other)
· The name and relationship of the gift donor
· Date the gift was received
· Value of the gift received
· Reason the gift was given

It is your responsibility to assure all of the information is accurate and that the
Gift Reporting is completed in a timely fashion. Failure to do so is a violation of this Code of Ethics.

Note that other limits and reporting may also be required by Corporate and entities you may be affiliated with such as Princor, Principal Fund
Distributors, Principal Global Investors, Post, Spectrum, Edge, CCI, Morley,
etc.

Access Person Outside Business Activity

Outside	The Code does not prohibit you from participating in outside business
Business	activities provided those activities do not conflict with the business of any
Activity	entity to which this Code applies. Generally, you are prohibited from serving on the board of directors of any publicly traded company. However, you may request prior authorization from the Designated Compliance Officer to serve in such capacity. Requests should be made in writing and state why the position is necessary and how it is not in conflict with the interests of any entity to which this Code applies (and the Funds’ shareholders, where applicable).

Code Administration, Violation Reporting and Sanctions

Responsibilities	The CCOs of the Principal Fund Entities are responsible for overseeing the
for the	implementation of the Code on a day-to-day basis and may appoint one or
Administration	more Designated Compliance Officers for this purpose. All reported
of the Code	transactions and reports are reviewed either electronically by the FT system or manually by a member of the compliance staff as a part of a normal routine and/or during audits of the system and processes.

Responsibility for this Code is vested in the Presidents of the Principal Fund
Entities that have adopted the Code. However, if you have questions regarding the interpretation of this Code, or have identified any potential issues or breaches of the Code, you should contact one of the personnel listed below. The identity of the person currently serving in such role may be obtained from the Administrative Assistant to the President of PMC. The
contact list, in order of escalation, is:

· Designated Compliance Officer
· PMC CCO (or PFA CCO if you are an AP of PFA)
· Counsel for the Funds
· Principal Funds CCO

Sanctions	If a potential violation of the Code is identified, you will be contacted to discuss the issue. If you violate a provision of the Code, sanctions may be imposed as necessary, based on a variety of factors including the seriousness of the infraction, your history of violations and the dollar amount involved.

Sanctions for violations of the Code’s provisions may include:

· Oral warning;
· Additional training;
· Letter of censure;
· Suspension of personal securities trading privileges;
· Disgorgement of profits to a charitable organizations determined by PMC or PFA;
· Suspension of employment; or
· Termination of employment.

Continued on next page

Code Administration, Violation Reporting and Sanctions,
Continued

Violation		All Access Persons and employees of Principal Management Corporation are
Reporting		required to promptly report known or suspected violations of the Code of
Requirements		Ethics to any one of the individuals named above.

You may also report violations through the corporate “Whistle Blower”
process. You may find information about this process at
http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm and make reporting through the website. You may also call 1-866-858-4433, which is staffed 24/7. Information passed through the Whistle Blower process will remain confidential.

All Code violations that are discovered by electronic monitoring, manual review or audit or reported by other individuals will be reported to the appropriate Chief Compliance Officers of the Funds, PMC, PFSC, PFA
and/or PFD. Any of these CCOs may recommend to the President of the appropriate Fund Entity, the imposition of such sanctions as s/he deems appropriate.

Annually, the Compliance Department will provide a written report to the
Boards of Directors of the Funds that, at a minimum, will include:

	1.	A certification the Funds, PMC, Princor and PFD have each adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and
	2.	A description of issues that arose during the previous year under the
Code since the last report to the board, including information about material violations and sanctions imposed in response to those violations.

Glossary

Bolded Terms	The bolded terms found throughout this code are included below with their definitions.

Glossary	Access Person – Access Persons are those individuals identified as officers and directors of the Funds, PMC, PFA, PFSC and PFD and/or employees with access to certain non-public information concerning the Funds or other customers of an investment adviser.

Annual Holdings Report – A yearly report showing all current reportable securities holdings for a particular Access Person. Due in January of each year.

Automatic Investment Plan – An investment program in which regular periodic purchases are made automatically in investment accounts in accordance with a predetermined schedule (e.g., monthly or quarterly) and allocation.

Automatic Redemption Plan – An investment program in which regular periodic redemptions or sales are made automatically from investment accounts in accordance with a predetermined schedule (e.g., monthly or quarterly) and allocation.

Beneficial Ownership – Financial accounts and/or security holdings in which an Access Person has any direct or indirect financial interest.

Certificate of Compliance – A certification whereby you certify that you have read and understand the Code of Ethics and agree to abide by its terms.

Dividend Reinvestment Program – An Automatic Investment Plan whereby the account owner instructs the transfer agent to automatically invest any dividends earned back into the account by using the proceeds to buy more securities.

Initial Holdings Report – A report showing all reportable securities holdings for a particular Access Person current within 45 days before the date the
Access Person is identified by Compliance.

Initial Public Offering – A first-time sale of stock by a private company to the public.

Continued on next page

Glossary, Continued

Glossary	Limited Offering – a stock offering that is exempt from the registration
(continued)	requirements of the SEC.

Outside Business Activity – Business related activities that an Access Person may participate in that may present, in fact or appearance, a conflict of interest to our fund shareholders or other customers of one of our investment advisers.

Quarterly Transaction Report – A report that shows all the reportable security transactions for the quarter. The report is due by the end of the month following each calendar quarter.

Restricted List – A list of all securities currently held in the Principal Funds.

Security – The definition used in this Code is the same as that found in
Section 2(a)(36) of the Investment Company Act of 1940. See the section on
Reportable Securities for more information.

Whistle Blower Policy – The Whistle Blower Policy at the Principal
Financial Group allows for any employee to report suspected fraudulent, unethical and/or non-compliant behaviors of others at The Principal with anonymity.

Appendix A – Mutual Funds Managed by Affiliates

Introduction	Holdings and transactions in mutual funds managed by Principal or an affiliate must be disclosed to the Designated Compliance offer

Mutual Funds	· American Beacon Funds High Yield Bond Fund
Managed by	· AXA Premier VIP High Yield Bond Portfolio
Affiliates	· Diversified Investment Advisors – Diversified Investors – Mid Cap
Growth Fund and Diversified Institutional Mid-Cap Growth Fund
· Russell Investment Company – Equity I Fund and Diversified Equity
Fund
· Old Mutual Advisor Funds II – Old Mutual Columbus Circle Technology
& Communications Portfolio
· Old Mutual Insurance Series Fund - Old Mutual Columbus Circle
Technology & Communications Portfolio
· Saratoga Technology & Communications Fund
· Thrivent Partner International Stock Fund and World Allocation Fund
· Riversource International Aggressive Growth Fund
· Wilmington Multi-Manager International Fund
· Balentine International Equity Fund Select, L.P.
· Global Managers Investment Asia Ex Japan Equity Manager of Managers
Fund
· Christian Brothers Investment Services CUIT International Equity Fund
· Nationwide Enhanced Income Fund
· NVIT Enhanced Income Fund
· Nationwide Short Duration Bond Fund
· Nuveen Quality Preferred Income Fund, Quality Preferred Income Fund
2, Preferred Income Fund 3, Multi-Strategy Income Growth Fund, Multi-
Strategy Income Growth Fund 2 and Tax-Advantaged Floating Rate
Fund
· CQDI (Citigroup Alternative Investments Short-Term Fund)
· AIG Sunamerica FS Variable Separate Account
· American General Life Insurance Company Separate Account D
· Farmers Variable Life Separate Account A and Farmers Annuity Separate
Account A
· Standard Insurance Company Separate Account C
· TIAA-CREF Life Separate Account VLI-1